February 23, 1996

Northwestern National Life Insurance Company
20 Washington Avenue South
Minneapolis, Minnesota  55401

RE:  Registration No. 2-66542

Gentlemen:

I have examined the documents relating to the establishment of MFS/NWNL Variable Account, (the "Separate Account") for variable annuity contracts established by the Board of Directors of Northwestern National Life Insurance Company (the "Company") as a separate account pursuant to Minnesota Statutes Section 61A.13 to 61A.21, as amended, and other matters of law as deemed necessary for this opinion and advise you that in my opinion:

1. The Separate Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Minnesota.

2. The contracts that have been issued by the Company to date are described in the prospectuses which constitute a part of the registration statements filed with the Securities and Exchange Commission and are legal and binding obligations of the Company in accordance with their respective terms.

3. The portion of the assets held in the Separate Account equal to the reserves and other contract liabilities with respect to the Separate Account are not chargeable with liabilities out of any other business of the Company.

I consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Company's filing a Rule 24f-2 Notice under the Investment Company Act of 1940.

Very truly yours,

/s/ Jeffrey A. Proulx

Jeffrey A. Proulx
Attorney